Exhibit 2.3

Amendment No. 2 to Agreement and Plan of Merger

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”) is entered into as of December 11, 2020, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., dba Danimer Scientific, a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in the Merger Agreement (as defined below) (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of the Company for certain purposes described in the Merger Agreement (the “Shareholder Representative”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative, entered into that certain Agreement and Plan of Merger, dated as of October 3, 2020, and as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of October 8, 2020 (as amended, the “Merger Agreement”);

WHEREAS, pursuant and Section 11.2 of the Merger Agreement, any term of the Merger Agreement may be amended, modified or supplemented by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative; and

WHEREAS, the Parties desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Amendment, the Parties agree as follows:

1. Rollover of Company Options. Section 2.12 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and shall be converted automatically at the Effective Time into an option (an “Assumed Company Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Company Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Company Option shall be determined by multiplying the number of Shares subject to the corresponding Company Option by a fraction (the “Award Exchange Ratio”), the numerator of which is the Closing Per Share Merger Consideration multiplied by the fair market value of a share of Live Oak Class A Common Stock on the Closing Date and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date (rounded down to the nearest whole share) and (b) the exercise price per share of each such Assumed Company Option shall equal (i) the per share exercise price of the corresponding Company Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, the assumption of and corresponding adjustments to a Company Option shall be performed in a manner that is intended to comply with the requirements of Sections 409A or 424(a) of the Code and, in the case of any Company Option that is an incentive stock option (within the meaning of Section 422 of the Code, in accordance with Section 422 of the Code). Within thirty (30) Business Days following the Closing Date, Live Oak shall file a registration statement on Form S-8 (or other applicable form) with respect to the Live Oak Class A Common Stock issuable pursuant to Assumed Company Options and shall use reasonable best efforts to obtain and maintain the effectiveness of such registration statements for so long as any Assumed Company Options remain outstanding. Live Oak shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Live Oak Class A Common Stock for delivery with respect to the Assumed Company Options in accordance with this Section 2.12.”

'2. Continuity of Terms. Except as expressly amended hereby, all the other terms and provisions of the Merger Agreement shall remain in full force and effect. Except as expressly set forth in this Amendment, no Party waives, modifies, alters, or releases any right, remedy, or claim that such Party may have, whether under the Merger Agreement or otherwise, including without limitation any right or claim a party may have under any section of the Merger Agreement other than the specified section with respect to which such matter is addressed in this Amendment.

3. Effective Date. This Amendment and all amendments, modifications, restatements and supplements set forth herein shall be made effective as of the date hereof.

4. Amendments. The Parties may amend, modify, or supplement this Amendment only by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative.

5. Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Amendment will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Amendment. No waiver of any of a Party’s rights under this Amendment will be effective unless it is in writing and signed by such Party.

6. Governing Law. Sections 11.13, 11.14, 11.15 and 11.16 of the Merger Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

7. Entire Agreement. No Party to this Amendment makes any agreements, arrangements, understanding, statements, or representations with respect to any of the subject matters addressed by this Amendment other than as specifically set forth in this Amendment, and each of the Parties disclaims any reliance upon any agreements, arrangements, understanding, statements, or representations that are not expressly set forth in this Amendment.

8. Counterparts. This Amendment may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Amendment by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, ..jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

GREEN MERGER CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President

LIVE OAK REPRESENTATIVE:

Live Oak Sponsor Partners, LLC

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member

By:	/s/ Gary K. Wunderlich, Jr.
Name:	Gary K. Wunderlich, Jr.
Title:	Managing Member

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ Stephen E. Croskrey
Name:	Stephen E. Croskrey
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

/s/ John A. Dowdy, Jr.
Name:	John A. Dowdy, Jr

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]